Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES CLOSING OF COMPAC CORPORATION SALE

ANNOUNCES RENEWAL OF RECEIVABLES SECURITIZATION FACILITY

BLOOMFIELD HILLS, Michigan, February 13, 2009 – TriMas Corporation (NYSE: TRS) – a diversified growth company of specialty niche businesses – today announced that it closed its transaction to sell certain assets of its subsidiary, Compac Corporation, and completed the annual renewal of its receivables securitization facility.

The previously announced transaction to sell certain assets of Compac Corporation to LAMTEC Corporation closed on February 9, 2009. The Company received approximately $21 million in cash at closing. Compac, a manufacturer of flame-retardant facings, jacketings, insulation tapes and other specialty tape products, was part of the Company’s Packaging Systems business segment.

In addition, the Company completed the annual renewal of its receivables securitization facility. The new facility, which has a customary 364-day term, provides committed funding of up to $55 million, consistent with the anticipated level of receivables and future liquidity needs over the term of the facility. The new facility provides a source of liquidity for the Company at a cost of funds equal to a commercial paper-based rate (currently approximately 0.7%) plus a spread of 4.5% on amounts drawn under the facility.

Cautionary Notice Regarding Forward-looking Statements

Statements in this release that are not strictly historical, including the statements regarding expectations for the balance of 2008 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance.  Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2007 Annual Report on Form 10-K. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NYSE: TRS) is a diversified growth company of specialty niche businesses manufacturing a variety of highly engineered products for commercial, industrial and consumer markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products, and Recreational Accessories. TriMas Corporation has nearly

5,000 employees at 70 different facilities in 10 countries. For additional information, please visit www.trimascorp.com.

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